AMERICAN FINANCIAL

REALTY TRUST

FOR IMMEDIATE RELEASE

CONTACT:	Muriel S. Lange
Investor Relations
Telephone: 215-887-2280
Email: mlange@afrt.com website: www.afrt.com

AMERICAN FINANCIAL REALTY TRUST EXERCISES OPTION

TO ACQUIRE 263,000 SQUARE-FOOT CLASS A OFFICE BUILDING

JENKINTOWN, Pa., October 8, 2003—American Financial Realty Trust (NYSE: AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today announced that on September 30, 2003, it acquired all of the general and limited partnership interests of First States Wilmington JV, L.P. (“FSW”), the beneficial owner of Three Beaver Valley Road, a Class-A office building containing approximately 263,000 square feet that is located in Wilmington, Delaware. The property is fully occupied and leased on a triple net basis to American International Insurance Company (a wholly owned subsidiary of American Insurance Group) and Wachovia Bank, National Association, with combined 2004 contractual rent of approximately $4.5 million. In January 2006, Wachovia will vacate and American International Insurance Company will expand its premises to become the 100% occupant of the property.

The purchase was made pursuant to the exercise of an option granted to the Company in May 2002. The total consideration paid by the Company for the FSW interests was approximately $51.7 million, of which $44.8 million consisted of the assumption of debt encumbering the property. The remaining consideration consisted primarily of units of limited partnership in the Company’s operating partnership (“OP units”) issued to the partners of FSW.

“This acquisition will be an excellent addition to our net-leased portfolio,” commented Nicholas S. Schorsch, President and Chief Executive Officer. “The addition of American International Insurance Company to our portfolio of credit tenants demonstrates our ability to continue to secure high quality tenants with long-term net leases.”

Glenn Blumenthal, Senior Vice President and Chief Operating Officer, said “American Financial is pleased to have consummated the Three Beaver Valley Road acquisition through the issuance of OP units. We believe that OP unit exchanges allow us to improve our investment returns and more efficiently utilize our capital.”

About American Financial Realty Trust

American Financial is a self-administered, self-managed real estate investment trust that acquires corporate owned real estate, primarily bank branches and office buildings, from financial institutions. It owns and manages these assets primarily under long-term triple net and bond net leases with banks. American Financial is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are statements that are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

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